Exhibit 10.1

RESCISSION AGREEMENT AND MUTUAL RELEASE

This RESCISSION AGREEMENT AND MUTAL RELEASE (the “Agreement”), dated as of April 18, 2016 (the “Release Date”), is entered into by and among GOLDEN GLOBAL CORP., a Nevada corporation (“GGC”), CORPAYCAR, LLC, a Minnesota limited liability company (“CPC”), COMBO HITTER, LLC, an Ohio limited liability company and wholly- owned subsidiary of GGC (“Combo”) and BRAD KOHLER, the sole member of CPC (“Member,” and together with CPC and Combo, collectively, the “CPC Parties,” and together with GGC, collectively, the “Parties” and individually, a “Party”).

RECITALS

WHEREAS, GGC, CPR and Member entered into that certain Acquisition Agreement (the “Acquisition Agreement”) dated October 30, 2015 (the “Effective Date”); and

WHEREAS, pursuant to the Acquisition Agreement, GGC was to acquire (the “Acquisition”), all of the issued and outstanding membership interests of CPC (the “Interests”) from Member in exchange for the issuance to Member of 100,000 shares of GGC’s Series B Convertible Preferred Stock (the “Series B Shares”), whereupon CPC would become a direct wholly-owned subsidiary and Combo would become an indirect wholly-owned subsidiary of GGC; and

WHEREAS, the Acquisition was never fully implemented in that the Interests were never formally conveyed by Member to GGC and GGC never formally issued the Series B Shares to Member;

WHEREAS, a dispute has arisen between the Parties with respect to the Acquisition and certain related matters; and

WHEREAS, the Parties believe that it is in their respective best interests to resolve such dispute by rescinding the Acquisition ab initio retroactive to the Effective Date, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Recitals.  The foregoing recitals are true and correct and incorporated herein by reference.

2.            Rescission.

(a)          The Acquisition and the Acquisition Agreement are hereby rescinded ab initio as of the Effective Date and the Acquisition Agreement and any other agreements entered into in connection therewith (collectively, the “Transaction Agreements”) are no further force and effect.

(b)          The CPC Parties, jointly and severally waive (i) any ownership right in and to the Series B Shares, including the issuance thereof or any other securities of GGC; and (ii) any right to receive compensation of any type and any other benefit from GGC pursuant to the Transaction Agreements.

(c)          GGC hereby waives (i) any ownership right in and to the Interests and to the extent the Interests were conveyed by Member to GGC pursuant to the Transaction Agreements, hereby sells, assigns, transfers and conveys the Interests to Member; and (ii) any ownership rights in the intellectual property or other assets of CPC or Combo.

(d)          Any contract between GGC and any fighter is hereby transferred, assigned and conveyed to CPC as of the Release Date and the CPC parties shall assume no liability with respect to any payments made by GGC under any of those contracts prior to the Release Date.

(e)          The CPC Parties shall have no obligation to repay GGC for any funds advanced by GGC to the CPC Parties to fund the operations of CPC and Combo between the Effective Date and the Release Date.

(f)          As of the Release Date, except for required filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), GGC shall immediately cease and desist from using and shall have no further right to use the “Combo Hitter” name and likeness in any and all distribution channels, as well as in any media of any format, whether in print, broadcast or online.

3.                  Releases.

(a)          The CPC Parties, for themselves and their affiliates and their respective past and present members, shareholders, managers, directors, officers, employees, attorneys and agents hereby release fully and discharge forever any and all promises, covenants, agreements, contracts, claims, demands or causes of action, whether in law or in equity, for damages, costs, expenses, compensation or other relief for or on account of any damages, loss, injury or harm, whether developed or undeveloped, known or unknown or past, present or future which they ever had, now have or hereinafter can, shall or may have against GGC and its affiliates and their respective past and present members, shareholders, managers, directors, officers, employees, attorneys, agents, heirs, legal representatives, successors and assigns (the “GGC Released Parties”), by reason of any act, omission or matter whatsoever done by any of the GGC Released Parties, individually and collectively, whether pursuant to the Transaction Agreements or otherwise, from the beginning of the world and until the Release Date.

(b)          GGC, for itself and its their affiliates and their respective past and present members, shareholders, managers, directors, officers, employees, attorneys and agents hereby release fully and discharge forever any and all promises, covenants, agreements, contracts, claims, demands or causes of action, whether in law or in equity, for damages, costs, expenses, compensation or other relief for or on account of any damages, loss, injury or harm, whether developed or undeveloped, known or unknown or past, present or future which they ever had, now have or hereinafter can, shall or may have against the CPC Parties and their affiliates and their respective past and present members, shareholders, managers, directors, officers, employees, attorneys, agents, heirs, legal representatives, successors and assigns (the “CPC Released Parties”), by reason of any act, omission or matter whatsoever done by any of the CPC Released Parties, individually and collectively, whether pursuant to the Transaction Agreements or otherwise, from the beginning of the world and until the Release Date.

4.          Indemnification.  GGC hereby indemnifies and holds the CPC Parties harmless from and against any and all claims, damages, costs, expenses or losses whatsoever, together with out-of-pocket costs and expenses, including reasonable fees and cost disbursements of counsel, incurred by any CPC Party, which arise from press releases or other public announcements and Exchange Act filings made by CPC with respect to the Acquisition.

5.           Non-Disparagement.       Neither the CPC Parties on one hand nor GGC on the other hand, will disparage, portray in a negative light, or make any statement which could be construed as defamatory to the other Party or Parties or injurious to their reputation.

6.           Default.     A default under this Agreement shall occur upon the discovery of any breach of this Agreement.

7.            Representations and Warranties.

(a)          The Parties represent and warrant to each other that (i) they have all necessary authority to execute this Agreement; (ii) upon execution and delivery, this Agreement will become a binding obligation of each of the Parties, enforceable in accordance with its terms; (iii) the execution, delivery and performance of this Agreement will not violate any federal or state law, rule or regulation applicable to the Parties; and (iv) there are no pending or to each Party’s knowledge, threatened claims or actions against another Party with respect to CPC, Combo, the Acquisition or the Combo Hitter product.

(b)          The Parties expressly represent and warrant to each other that they have been fully informed as to the terms, contents, conditions and effects of this Agreement and that they have executed the same freely and voluntarily and having had the opportunity to obtain the advice from their own attorneys and fully understand and intend this Agreement to be a full, complete, and final settlement and release as to all matters set forth herein.

8.          Attorney’s Fees and Costs.  The Parties shall each pay their own expenses incurred incident to this Agreement and the transactions contemplated herein, including their respective legal fees. If, however, any legal action or other proceeding is brought for the interpretation or enforcement of or otherwise under this Agreement, or to obtain damages, injunctive or equitable relief arising out of a breach of this Agreement, the prevailing Parties shall be entitled to recover from the non-prevailing Parties, all attorney’s fees and costs incurred in such action or proceeding, at both trial and appellate levels, in addition to any and all other relief relating to the attorney’s fees and costs set forth in this Agreement.

9.            Miscellaneous.

(a)          This Agreement incorporates all of the terms and conditions of the agreement among the Parties with respect to the subject mater hereof and supersedes any prior negotiations or any prior contemporaneous agreements or representations, oral or written, expressed or implied, by or between the Parties with respect to the subject matter hereof.

(b)          The Parties acknowledge that they have read and understand this Agreement and all documents to which this Agreement refers.

(c)          Nothing shall serve to amend or modify any provisions of this Agreement in any respect whatsoever unless reduced to writing and signed by all the Parties.

(d)          No waiver of any of the provisions of this Agreement in any one instance shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Parties making the waiver.

(e)          In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and each term and provision shall be subject to enforcement to the maximum extent permitted by law, provided that this does not result in failure of the essential purpose of this Agreement for either side.

(f)          This Agreement shall be construed in accordance with, and governed by, the laws of the State of Nevada, without regard to conflicts of law principles.

(g)          The Parties acknowledge that they have each been advised by counsel during the course of negotiation of this Agreement and, therefore, this Agreement and any other documents related hereto shall be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

(h)          This Agreement may be executed simultaneously in counterparts, including by facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(i)          This Agreement shall be binding upon the Parties, their respective heirs, legal representatives and successors and assigns and shall inure to the benefit of the aforementioned persons and the Parties, as the case may be.

(j)          The terms of this Agreement shall remain absolutely confidential and none of the Parties shall divulge or disclose the facts, circumstances, representations or negotiations underlying the parties’ dispute or the terms or conditions of this Agreement, to any person, corporation, association, governmental agency or other entity except: (i) to the extent necessary to report to appropriate taxing authorities or any regulatory authority as required by law; (ii) to the extent necessary to enforce the Parties’ rights under this Agreement; (iii) to the Parties’ attorneys, accountants or financial advisors; (iv) as required by applicable law; or (v) in response to an inquiry, order or subpoena issued by or under authority of a court of competent jurisdiction or a governmental agency.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Release Date.

GGC:

GOLDEN GLOBAL CORP.

By:	/s/ Erik Blum
Erik Blum, Chief Executive Officer

THE CPC PARTIES:

CORPAYCAR, LLC

By:	Brad Kohler
Brad Kohler, CEO

COMBO HITTER, LLC

By:	Brad Kohler
Brad Kohler, CEO

/s/ Brad Kohler
Brad Kohler